Exhibit 5.2

[Letterhead of DLA Piper LLP (US)]

March 25, 2011

FTI Consulting, Inc.

777 South Flagler Drive

Suite 1500 West Tower

West Palm Beach, Florida 33401

Re:	Exchange Offer for $400,000,000 Aggregate Principal Amount of 6 3/4% Senior Notes due 2020

Ladies and Gentlemen:

We have acted as special Washington counsel to Attenex Corporation, a Washington corporation (“Guarantor”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) for FTI Consulting, Inc., a Maryland corporation (the “Company”), Guarantor and the other subsidiaries of the Company named in the Registration Statement as subsidiary guarantors (the “Other Subsidiary Guarantors”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations thereunder. We render this opinion letter to you at the request of Guarantor with respect to certain matters relating to the securities being registered under the Registration Statement. The Registration Statement relates to the registration under the Securities Act of the Company’s $400,000,000 aggregate principal amount of 6 3/4% Senior Notes due 2020 (the “Exchange Notes”) and to the guarantee of the Exchange Notes by Guarantor (the “Guarantee”) and the guarantees by the Other Subsidiary Guarantors (the “Other Subsidiary Guarantees”).

The Exchange Notes, together with the Guarantee and the Other Subsidiary Guarantees, are to be offered in exchange for the Company’s outstanding $400,000,000 aggregate principal amount of 6 3/4% Senior Notes due 2020. The Exchange Notes, together with the Guarantee and the Other Subsidiary Guarantees, will be executed, delivered and issued by the Company, Guarantor and the Other Subsidiary Guarantors, respectively, in accordance with the terms of the Indenture dated as of September 27, 2010 (the “Indenture”) by and among the Company, Guarantor, the other guarantors party thereto and Wilmington Trust Company, as Trustee.

The law covered by the opinions expressed herein is limited to the laws of the State of Washington.

In connection with this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, records, certificates and statements of government officials, corporate officers, and other representatives of the persons referred to therein,

FTI Consulting, Inc.

March 25, 2011

and such other instruments as we have deemed relevant or necessary as the basis for the opinions expressed herein, including: (i) the Articles of Incorporation and Bylaws of Guarantor, as those may have been amended and/or restated from time to time; (ii) resolutions of Guarantor with respect to the issuance of the Guarantee; and (iii) the Indenture.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We express no opinion on the authority of such persons signing on behalf of the parties to all documents. With respect to opinion paragraph 1 below, our opinion is based solely upon a Certificate of Existence/Authorization of Attenex Corporation dated March 17, 2011, issued by the Secretary of State of the State of Washington, to the effect that Guarantor was a corporation formed under the laws of the State of Washington and was active in Washington on the date of the certificate.

Based on and subject to the foregoing examinations, assumptions, qualifications and exclusions and the further limitations set forth below, we are of the opinion that:

1. Guarantor is a corporation duly incorporated and validly existing under Washington law.

2. The Indenture has been authorized by all necessary corporation action on the part of the Guarantor and executed and delivered by the Guarantor.

3. The Guarantee by the Guarantor has been authorized by all necessary corporate action on the part of Guarantor.

In addition to the qualifications set forth above, the opinion set forth herein is subject to additional assumptions, qualifications, and limitations as follows:

(a) This opinion concerns only the effect of the laws (exclusive of the principles of conflict of laws) of the State of Washington as currently in effect. We assume no obligation to supplement this opinion if any applicable laws change after the date hereof or if any facts or circumstances come to our attention after the date hereof that might change this opinion.

(b) We express no opinion as to compliance with the securities (or “blue sky”) laws of any jurisdiction.

(c) This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.2 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in

FTI Consulting, Inc.

March 25, 2011

the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission. We hereby consent to the reliance upon the opinions expressed herein by Jones Day for purposes of its opinions being delivered and filed as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ DLA Piper LLP (US)